Exhibit 99.1

Cherokee Inc.	Addo Communications, Inc.
5990 Sepulveda Blvd., Suite 600	12121 Wilshire Blvd, Suite 775
Sherman Oaks, CA 91411	Los Angeles, CA 90025
(818) 908-9868	(310) 829-5400
Contact: Jason Boling, CFO	Contact: Andrew Greenebaum/Patricia Nir

For Immediate Release:

Cherokee Inc. Reports Fourth Quarter and Fiscal Year 2014 Financial Results

•                  Fiscal year 2014 revenues of $28.6 million, up 7.7% year-over-year

•                  Non-GAAP fiscal year 2014 net income totaled $7.2 million, or $0.86 per diluted share

•                  GAAP fiscal year 2014 net income totaled $6.1 million, or $0.72 per diluted share

SHERMAN OAKS, CA (April 17, 2014) — Cherokee Inc. (NASDAQ: CHKE), a global marketer of style-focused lifestyle brands, today reported financial results for the fourth quarter and full year ended February 1, 2014.

Revenues for the fourth quarter increased 6.2% to $6.4 million, compared with $6.0 million in the prior-year period. SG&A expenses totaled $5.0 million, an increase from $4.3 million in the prior-year period. The increase in SG&A expenses during the quarter was primarily related to acquisition costs associated with the Hawk Brands acquisition of approximately $1.0 million. For the quarter, net income totaled $1.0 million, or $0.11 per diluted share, compared with $1.1 million, or $0.13 per diluted share, in the fourth quarter of 2013. Non-GAAP net income totaled $1.7 million, or $0.20 per diluted share, compared with $1.1 million or $0.13 per diluted share in the prior-year period.

For Fiscal Year 2014, net revenues totaled $28.6 million, an increase of 7.7% from $26.6 million in the prior-year period.  SG&A expenses totaled $18.6 million, up from $15.5 million in 2013. SG&A expenses during Fiscal 2014 included approximately $1.8 million for acquisition related expenses for the Hawk Brands acquisition and professional and consulting fees that were related to the identification and remediation of weaknesses identified in the Company’s 10-K/A for the Fiscal Year 2013.  Excluding those costs, Non GAAP SG&A totaled $16.8 million.  For Fiscal 2014, net income totaled $6.1 million, or $0.72 per diluted share, compared with $6.8 million or $0.81 per diluted share, in Fiscal 2013. Non-GAAP net income totaled $7.2 million, or $0.86 per diluted share, compared with $6.8 million or $0.81 per diluted share, in Fiscal 2013.

A reconciliation of GAAP to non-GAAP financials can be found in a table at the end of this release.

“Fiscal 2014 was a year of challenges, growth and market complexities,” said Cherokee Inc. Chief Executive Officer Henry Stupp. “We continued to see progress including the development of our portfolio of apparel categories, brands and geographies as well as the addition of financial and retail experts to our senior management team.  The meaningful progress of our Cherokee brand, particularly with the launch of Cherokee adults on Target.com, along with our recent brand acquisition of Tony Hawk® and Hawk Brands® are examples of our success this past year, and we expect will be growth drivers for years to come. We continue to execute against our long-term strategic plan, as well as evaluate new acquisition opportunities in order to generate value for both our shareholders and partners.”

At February 1, 2014, the Company had cash and cash equivalents of $3.6 million, compared to $2.4 million at February 2, 2013.

Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET.  To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (International) ten minutes prior to the start time and use conference ID: 13576546. The earnings call will also be broadcast live over the Internet and can be accessed on the Investor Relations section of the Company’s Web site at http://www.cherokeegroup.com.

A slide presentation will accompany the prepared remarks and has been posted along with the webcast link on Cherokee’s website.

For those unable to participate during the live broadcast, a replay will be through Thursday, April 24, 2014, at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (877) 870-5176 (U.S.) or (858) 384-5517 (International) and use conference ID: 13576546.

About Cherokee Inc.

Cherokee Inc. is a global marketer and manager of a portfolio of Fashion and Lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® and Hawk Brands®, Liz Lange® and Sideout®, in multiple consumer product categories and sectors around the world. The Company has license agreements with premier retailers and manufacturers covering over 40 countries around the world including Target Stores (U.S. and Canada), Kohl’s (U.S.), Tesco (U.K., Ireland and certain Central European countries), RT-Mart (Peoples Republic of China), Pick ‘n Pay (South Africa), Falabella (Chile, Peru and Colombia), Arvind Mills (India and certain Middle Eastern countries), Shufersal LTD. (Israel), Comercial Mexicana (Mexico), Eroski (Spain), Nishimatsuya (Japan), Magnit (Russia), Landmark Group’s Max Stores (certain Middle East and North Africa countries), and the TJX Companies (U.S., Canada and Europe).

Statements included within this news release may contain forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. When used, the words “anticipates,” “believes,” “expects,”“may,”“should,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements included in this press release (including, without limitation, express or implied statements regarding potential future business development) involve known and unknown risk and uncertainties that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include, but are not limited to, the effect of global economic conditions, the financial condition of the apparel and retail industry, adverse changes in licensee or consumer acceptance of products bearing the Company’s brands, the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee, Liz Lange, Completely Me, Sideout and Carole Little branded products, the Company’s dependence on Target for most of the Company’s revenues and the Company’s dependence on its key management personnel. The risks included here are not exhaustive. A further list and description of these risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for Fiscal Year 2014, and in its periodic reports on Forms 10-Q and 8-K. Management believes that expenses such as the Hawk  acquisition expenses and the remediation expenses make it difficult for investors to evaluate the underlying performance of the business and that non-GAAP net income excluding these expenses and related tax effects provides a useful measure of performance for the quarter and Fiscal Year as it offers consistency and comparability with past financial performance, facilitates period-to-period comparisons, and enables better comparisons with other peer companies.

Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intent or obligation to update any of the forward-looking statements contained herein to reflect future events and developments.

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share amounts)

	February 1, 2014	February 2, 2013
Assets
Current assets:
Cash and cash equivalents	$3,634	$2,424
Receivables	6,056	5,147
Income taxes receivable	252	779
Prepaid expenses and other current assets	293	426
Deferred tax asset	239	48
Total current assets	10,474	8,824
Trademarks, net	40,683	22,131
Deferred tax asset	1,678	1,693
Property and equipment, net	1,222	945
Other assets	54	59
Total assets	$54,111	$33,652
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued payables	$2,206	$1,125
Current portion of long term debt	6,991	3,291
Income taxes payable	212	—
Accrued dividends	—	840
Deferred revenue—current	94	80
Accrued compensation payable	277	63
Total current liabilities	9,780	5,399
Long term liabilities:
Long term debt	25,144	13,228
Income taxes payable	1,179	1,316
Other non-current	109	183
Total liabilities	36,212	20,126
Commitments and Contingencies (Note 7)
Stockholders’ Equity
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, 8,403,500 shares issued and outstanding at February 1, 2014 and 8,400,168 issued and outstanding at February 2, 2013	167	167
Additional paid-in capital	21,069	20,249
Retained deficit	(3,337)	(6,890)
Total stockholders’ equity	17,899	13,526
Total liabilities and stockholders’ equity	$54,111	$33,652

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months ended		Twelve Months ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013

Royalty revenues	$6,382	$6,008	$28,614	$26,558
Selling, general and administrative expenses	4,669	3,841	17,630	13,973
Amortization expense	283	423	995	1,491

Operating income	1,430	1,744	9,989	11,094

Other income (expense):
Interest (expense)	(149)	(101)	(520)	(240)
Interest income and other income (expense), net	(1)	4	2	18

Total other income (expense), net	(150)	(97)	(518)	(222)

Income before provision for income taxes	1,280	1,647	9,471	10,872

Income tax provision	329	570	3,397	4,039

Net income	$951	$1,077	$6,074	$6,833

Basic earnings per share	$0.11	$0.13	$0.72	$0.81

Diluted earnings per share	$0.11	$0.13	$0.72	$0.81

Weighted average shares outstanding:
Basic	8,396	8,400	8,394	8,394

Diluted	8,420	8,434	8,409	8,411

Dividends declared per share	$0.00	$0.10	$0.30	$0.60

CHEROKEE INC.

GAAP TO NON-GAAP FINANCIAL METRICS

Unaudited

(amounts in thousands, except percentages and per share amounts)

	Three months ended		Twelve months ended
	February 1, 2014	February 2, 2013	February 1, 2014	February 2, 2013

GAAP Royalty revenues	$6,382	$6,008	$28,614	$26,558

Selling, general and administrative expenses:
GAAP Selling, general and administrative expenses	4,952	4,264	18,625	15,464
Professional fees*	956	—	1,809	—
Non-GAAP selling, general and administrative expenses	$3,996	$4,264	$16,816	$15,464
Non-GAAP selling, general and administrative expenses as a percentage of revenue	63%	71%	59%	58%

Operating income:
GAAP Operating income	1,430	1,744	9,989	11,094
Professional fees*	956	—	1,809	—
Non-GAAP Operating income	$2,386	$1,744	$11,798	$11,094
Non-GAAP Operating income as a percentage of revenue	37%	29%	41%	42%

Net income:
GAAP Net income	951	1,076	6,074	6,833
Professional fees*	956	—	1,809	—
Tax affect	(246)	—	(649)	—
Non-GAAP Net income	$1,661	$1,076	$7,234	$6,833

Non-GAAP Diluted earnings per share	$0.20	$0.13	0.86	$0.81

Weighted average diluted shares outstanding:	8,420	8,434	8,409	8,411

EBITDA:
GAAP EBITDA	1,808	2,234	11,336	12,788
Professional fees*	956	—	1,809	—
Non-GAAP EBITDA	$2,764	$2,234	$13,145	$12,788
Non-GAAP EBITDA as a percentage of revenue	43%	37%	46%	48%

Effective Tax Rate:	25.7%	34.6%	35.9%	37.2%

*Consists of:

(1) $853K for first and second quarter invoices for professional and consulting fees that we believe will not recur and are related to the identification and remediation of weaknesses identified in the Company’s 10-K/A for the Fiscal Year 2013. These fees included audit fees, legal fees and consulting fees to evaluate Cherokee’s control systems and procedures, perform SOX related testing and compliance work, and provide additional analysis around tax provision, expense oversight and reconciliation analysis.

(2) $956K for fourth quarter expenses related to the Hawk Brands acquisition that will not recur in future quarters. These fees include audit, legal, banking, travel and consulting fees related to due diligence and acquisition of the Hawk Brands.